EXHIBIT 3.1.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HYPERDYNAMICS CORPORATION

Hyperdynamics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of Hyperdynamics Corporation, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be amended to add the following new Article XI:

“ARTICLE XI

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary numbers of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Hyperdynamics Corporation has caused this certificate, which amends the Certificate of Incorporation, to be executed and attested by its duly authorized officer this 10th day of March 2011.

Hyperdynamics Corporation

/s/ Jason Davis

Name: Jason Davis
Title: Secretary